UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2025

SmartRent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39991	85-4218526
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6811 E. Mayo Blvd., 4th Floor Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)

(844) 479-1555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.0001 per share	SMRT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On April 10, 2025, SmartRent, Inc. (the “Company”) issued a press release announcing certain preliminary financial results for the first quarter ended March 31, 2025. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Transition

On April 10, 2025, the Company announced the departure of Michael Shane Paladin, the Company’s President and Chief Executive Officer (“CEO”) and member of the Company’s Board of Directors (the “Board”) effective April 9, 2025. As part of the transition, Mr. Paladin resigned as a member of the Board, effective April 9, 2025.

The Company has appointed John Dorman, the Company’s Chairperson of the Board (“Board Chair”), as the Company’s interim President and interim Chief Executive Officer (together, “Interim CEO”), effective as of April 9, 2025 (the “Start Date”).

Mr. Dorman, age 74, has served as a member of the Board since August 2021 and as Board Chair since July 2024. Previously, Mr. Dorman served as a director and, from 1998 to 2003, as Chair and Chief Executive Officer of Digital Insight Corporation (Nasdaq: DGIN), a provider of outsourced online banking applications and services. Prior to this role, he served as Senior Vice President and General Manager of the Global Financial Services Division of Oracle Corporation (“Oracle”). Earlier in his career, Mr. Dorman was Chair of the board of directors and Chief Executive Officer of Treasury Services Corporation, a provider of enterprise modeling and financial analysis software for global financial institutions prior to its acquisition by Oracle in 1997.

Mr. Dorman has served as a member of the board of directors of Target Hospitality Corp. (Nasdaq: TH), a vertically integrated specialty rental and hospitality services company, since February 2024. Mr. Dorman previously served as a member of the board of directors of loanDepot, Inc. (NYSE: LDI), a technology-empowered residential mortgage platform from February 2021 to June 2024; CoreLogic Inc. (NYSE: CLGX) from May 2012 to June 2021, and as Chair of the board of directors of Online Resources Corporation (Nasdaq: ORCC) from 2010 to 2013, when it was acquired by ACI Worldwide, Inc. Mr. Dorman also serves as the Chair of the board of directors of DeepDyve, Inc., a technology company, and as a member of the board of directors of Landgate Corp., a data-based marketplace for listing land for sale or for lease. Mr. Dorman holds a Bachelor of Arts in Business Administration and Philosophy from Occidental College and a Master of Business Administration in Finance from the USC Marshall School of Business.

There are no arrangements or understandings between Mr. Dorman and any other persons pursuant to which Mr. Dorman was appointed. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Dorman and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Dorman that would require disclosure under Item 404(a) of Regulation S-K.

On April 9, 2025, the Company and Mr. Dorman entered into an offer letter (the “Offer Letter”) describing the terms of Mr. Dorman’s employment as Interim CEO. The Offer Letter is effective as of the Start Date and will terminate as of the date a non-interim Chief Executive Officer commences employment with the Company, and in any event no later than June 30, 2025, unless mutually agreed in writing. Pursuant to the Offer Letter, Mr. Dorman will receive a base salary of $54,166.67 per month and will receive a total of three months of his base salary so long as he serves as Interim CEO from the Start Date through June 30, 2025 (or, if earlier, through the date on which a non-interim Chief Executive Officer of the Company commences employment, or the date on which Mr. Dorman ceases employment as Interim CEO due to his death or disability (as defined in the Offer Letter)). Additionally, Mr. Dorman will receive a bonus equal to $162,500 if he remains employed by the Company as Interim CEO through June 30 2025 (or, if earlier, through the date on which a non-interim Chief Executive Officer of the Company commences employment, or the date on which Mr. Dorman ceases employment as Interim CEO due to his death or disability). In addition, Mr. Dorman will receive a grant of time-based restricted stock units (“RSUs”) covering shares of the Company’s Class A common stock (the “Common Stock”) with a total intended value of $250,000. The number of shares underlying the RSUs will equal $250,000 divided by the simple average of the closing price per share of the Common Stock for the trailing 30-trading days up to and including the Start Date, rounded down to the nearest whole share of Common Stock. The RSUs will be scheduled to vest in 2027 on the last day of Mr. Dorman’s current term as a member of the Board (or, if earlier, the date of a change in control (as defined in the Offer Letter), or the date on which Mr. Dorman ceases to be a member of the Board due to his death or disability), subject in each case to Mr. Dorman’s continued service to the Company through the applicable vesting date. To the extent that Mr. Dorman forfeits or does not receive compensation that Mr. Dorman otherwise would have received under the Company’s Non-Employee Director Compensation Policy as a non-employee member of the Board (but for serving as Interim CEO), the Company will make payments to Mr. Dorman equal to the amount of forfeited or unpaid compensation at the same time(s) and in the same amount(s) that otherwise would have applied. Mr. Dorman will not be entitled to participate in the Company’s employee retirement, insurance, benefit and vacation programs, except as may be required by law or the eligibility requirements of the applicable plan or program.

If any payment or benefit payable to Mr. Dorman constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Dorman’s payments or benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Dorman on an after-tax basis of the greatest amount of benefits.

The foregoing is a summary of the material terms of the Offer Letter and is qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which will be included as an exhibit to the Company’s future SEC filings.

Paladin Separation Agreement and Release

On April 9, 2025, the Company and Mr. Paladin entered into a Separation Agreement and Release (the “Separation Agreement”). The Separation Agreement provides that, in exchange for Mr. Paladin executing a release of claims in favor of the Company and its affiliates, complying with existing restrictive covenants (including a non-compete), resigning from the Board and agreeing to other terms of the Separation Agreement, Mr. Paladin will receive (i) a lump sum cash payment of $81,250 (reflecting one and one-half months of base salary), (ii) the opportunity to serve as a non-employee advisor to the Company pursuant to the terms of an Advisor Agreement (the “Advisor Agreement”) working for up to ten hours per week for a period of up to three months, (iii) an additional lump sum cash payment of $81,250 if Mr. Paladin executes (and does not subsequently revoke) a Supplemental Release Agreement within 21 days following termination of the Advisor Agreement, and (iv) a lump sum cash payment of $6,148.20 approximating the cost of three months of COBRA coverage. The Advisor Agreement provides that Mr. Paladin will receive a cash payment of $10,000 per month for service as an advisor to the Company.

The foregoing is a summary of the material terms of the Separation Agreement and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which will be included as an exhibit to the Company’s future SEC filings.

Item 7.01. Regulation FD Disclosure.

On April 10, 2025, the Company issued a press release announcing a Chief Executive Officer transition plan under which Michael Shane Paladin’s tenure as the Company’s President and Chief Executive Officer and member of the Board ended effective April 9, 2025 as described above. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth in Item 2.02 and Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
99.1	Press release issued by SmartRent, Inc. on April 10, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2025

SMARTRENT, INC.

By:	/s/ John Dorman
Name:	John Dorman
Title:	Interim Chief Executive Officer